Exhibit 99.1

NOVAGOLD Reports 2017 Second Quarter Results Highlighting Continued Strong Progress with Permitting and Advancement of Optimization at Donlin Gold

Strong progress toward completion of the final Environmental Impact Statement (EIS) to be filed by the U.S. Army Corps of Engineers (the "Corps"), the lead permitting agency

After encouraging results, Donlin Gold’s joint partners approved an $8-million drill program to collect geologic and geotechnical data to support ongoing optimization efforts

With over $93 million in its treasury as of May 31, 2017; NOVAGOLD has sufficient funds to complete permitting, including the new drill program and planned optimization work at Donlin Gold

June 26, 2017 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (TSX, NYSE MKT: NG) today released its second quarter financial results and updates for its flagship 50%-owned Donlin Gold project in Alaska and its 50%-owned Galore Creek copper-gold-silver project in British Columbia.

Details of the financial results for the three and six months ended May 31, 2017 are presented in the consolidated financial statements and quarterly report filed on Form 10-Q with the SEC that will be available on the Company's website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated and all resource and reserve estimates are shown on a 100% project basis.

Second quarter highlights and achievements include the following:

Donlin Gold continued to engage with the Corps and cooperating agencies to provide requested information, define alternatives to be analyzed in the final EIS and refine other permit review items to ensure orderly advancement of the final EIS, currently on track to be filed in early 2018

Other Donlin Gold major permits and approvals were advanced with federal and state agencies:

The Pipeline and Hazardous Materials Safety Administration published a Public Notice seeking comments on the request for a special permit to construct the natural gas pipeline; the process closed with no substantive comments received.
The Alaska Department of Environmental Conservation, Division of Air Quality issued the draft Prevention of Significant Deterioration (PSD) permit for public comment; other than Donlin Gold’s proposed technical revisions, no substantive comments were received.
Donlin Gold filed several revised major state permit applications (e.g., integrated waste management permit and water discharge permit).

Barrick Gold and NOVAGOLD are jointly advancing optimization efforts with an $8-million drill program to capitalize on the flexibility inherent in Donlin Gold’s unique characteristics of large size, superior grade and strong exploration potential:

Results-to-date in studies focused on enhancing project economics have been encouraging in highlighting a more cost-effective project execution that has the potential to substantially reduce up-front capital.

To this end, the approved drilling program was designed to collect geologic and geotechnical data to support these value-enhancing optimization efforts.

Sustained community engagement and outreach efforts with local stakeholders and community partners, primarily in Southwest Alaska:

Completed multiple village meetings across the Yukon-Kuskokwim (Y-K) region.

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Provided support during the 45th Iditarod Trail Sled Dog Race as a returning Principal Partner Sponsor.

Facilitated Aniak’s 4th Annual Academic Decathlon and Career Fair, supporting workforce and skills development initiatives.

Supported the Y-K region’s annual “Clean Up Green Up” community initiative and promoted summer safety through the "Kids Don't Float" and "Alaska Boating Safety" campaigns.

President’s Message

Donlin Gold Project

For the past five years, NOVAGOLD has been focusing its resources on one unwavering strategy: to advance and de-risk its flagship Donlin Gold project in order to provide the most attractive way for our stakeholders to profit from the next phase of the long-term bull market in gold. I am proud to report that, year-after-year, we have been successful in executing on our stated objectives without interruption, and what we believe is the most important gold development project in the world is making material and indeed exciting progress on all fronts.

In 2017, our goals are threefold: first, to continue our positive engagement with federal and state agencies to advance permitting; second, to work as a team with our partner Barrick Gold on enhancing the value of the project by completing work, including a new drill program, to advance the optimization effort that has yielded positive results; and third, to maintain excellent working relationships with our community partners and local stakeholders via our continued outreach efforts. When one has a unique asset such as Donlin Gold, it takes true dedication, collaboration, trust and respect among all stakeholders to successfully move the project forward to completion. Our progress to date is a testament to the joint commitment we share with Barrick, as well as the strong partnerships we have developed with Calista Corporation (the owner of mineral rights), The Kuskokwim Corporation (the owner of surface rights) and with members of the local communities. While we have already delivered tangible social, economic and environmental benefits to all of the project’s local stakeholders, we expect to deliver a great deal more in the future. There can be no doubt that the best is yet to come.

Activities in the second quarter of 2017 were focused on advancing the Donlin Gold final EIS. Donlin Gold continued to meet with the Corps and cooperating agencies to ensure that all requested information needed for the final EIS is delivered in a complete and timely fashion. We also provided assistance in defining alternatives to be analyzed in the final EIS and ensuring that permit review processes are aligned with the EIS schedule. The final EIS remains on track for filing in early 2018. In addition to the EIS process, Donlin Gold advanced other major state and federal permit applications and approvals. In April, the Pipeline and Hazardous Materials Safety Administration published a Public Notice seeking comments on Donlin Gold’s request for a special permit to construct the natural gas pipeline. The comment period closed on June 2, 2017 and no substantive comments were received. The Alaska Department of Environmental Conservation, Division of Air Quality, also issued the draft Prevention of Significant Deterioration (PSD) permit for public comment. The comment period for the draft PSD closed on May 12, 2017, again with no substantive comments other than Donlin Gold’s requested technical revisions. The Donlin Gold team has also filed several revised major state permit applications, such as the integrated waste management permit and water discharge permit. It is encouraging to see that all of these permitting activities remain very much on track.

Our team fully appreciates the importance of an asset like Donlin Gold, particularly in the context of an industry starved for company-making high-quality gold operations with the scale and cost structure to deliver lasting economic benefits for decades to come. With 39,000,000 ounces of gold endowment established in a measured and indicated resource that grades an impressive 2.2 grams per tonne, and a unique exploration upside potential exemplified by the fact that the currently-designed pit occupies only three kilometers of an eight-kilometer mineralized belt, Donlin Gold has the potential to enter a select pantheon of world-class operations that will be the definition of a great gold mine. Simply put, Donlin Gold is in a league of its own, particularly if you add the fact that the property is located in the geo-politically safe jurisdiction of Alaska, the second largest gold producing U.S. State and one which enjoys a time-honored tradition of respect for, and commitment to, the mining sector. The project’s strong attributes are manifested in its unique ability to produce approximately 1,500,000 ounces per year at an average all-in-sustaining cost (AISC) of $532 per ounce (with cash costs projected to average $411/ounce) during the first five years, and 1,100,000 ounces of gold per year at an AISC of $735 per ounce (with cash cost projected to average $635/ounce) over its projected 27-year life. We appreciate that we have a one-of-a-kind development opportunity on our hands and continue to work diligently to realize its extraordinary potential.

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We are not, however, resting on our laurels. To that end, Barrick and NOVAGOLD recently announced a jointly-funded $8-million (100% basis) drill campaign to further optimize the project. This program, focused on collecting geologic and geotechnical data to support ongoing Donlin Gold optimization efforts, was developed as a direct consequence of encouraging results achieved from the evaluations completed to-date by technical experts from both partners. The work focused on ways to capitalize on the flexibility inherent in Donlin Gold’s unique characteristics, identifying opportunities such as employing modular construction, automation of certain mining activities and implementation of innovative ideas for infrastructure development and logistics, among others, which will continue to be thoroughly assessed. Any enhancements to the execution plan would be reflected in an updated feasibility study that will also incorporate updated input costs. We are confident that the new program should provide us with valuable data which will help develop this exceptional project in a cost-effective manner.

Galore Creek Project

In the second quarter 2017, Galore Creek continued to advance technical studies to further optimize project design. We opened a section of the camp where a team primarily consisting of representatives of the Tahltan First Nations contract employees is supporting scheduled care and maintenance efforts. As a sizable, high-quality deposit that, when built, is expected to be one of the largest and lowest-cost copper mines in Canada, we have no doubt that Galore Creek is a company-making project all on its own. In light of its potential to yield material value to our shareholders, we continue to explore opportunities to monetize all or part of our 50% interest so that we might re-deploy our resources toward the advancement of our flagship project, Donlin Gold.

Stakeholder Engagement

It is our belief that earning a social license to operate must be based on a solid foundation and thorough understanding of the language, values and culture of the people in the regions where our projects are located. This philosophy guides our efforts to establish and maintain strong ties with our projects’ regional and community partners – building working relationships that now span over 20 years, and which we expect to last much, much longer. In the second quarter, Donlin Gold completed a number of village meetings across the Y-K region, providing project status updates and responding to queries from local residents. In March, Donlin Gold was a returning Principal Partner Sponsor of the 45th Iditarod Trail Sled Dog Race and provided support throughout the race, a world renowned endurance event that pays tribute to Alaska’s history and the role the sled dog played in reaching remote communities during the gold rush. Congratulations to all of the mushers who participated in this year’s race with special recognition to Pete Kaiser, who is from the region near the Donlin Gold project and finished in 9th place. Additionally, Donlin Gold supported Aniak’s 4th Annual Academic Decathlon and Career Fair that provides skill development workshops for students in grades 7 through 12. Two other important initiatives that Donlin Gold participated in are the Y-K region’s annual “Clean Up Green Up” that encourages communities to pick up waste that accumulated over the winter months, as well as the "Kids Don't Float" and "Alaska Boating Safety" campaigns which promote summer safety. Through Galore Creek, we continued to support various local Tahltan community initiatives.

Balance Sheet

We continue to guard our treasury and remain financially strong. With over $93 million in cash and term deposits as of May 31, 2017, we are able to keep our focus on completing permitting activities at Donlin Gold, as well as advance the optimization work with Barrick which includes our recently approved drill program. For the year, I’m genuinely pleased to report that the budget has been increased by $4 million to take into account the additional optimization work and drill program at Donlin Gold that will take place over the remainder of the year. We now anticipate a total cash budget of $27 million in 2017, of which $12 million has been spent as of the end of the second quarter.

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In conclusion, I would like to thank our shareholders and stakeholders for their tremendous support and trust; our project teams for their hard work, dedication and expertise in the excellent management of our quality assets; the governments, Native Corporations and First Nations of the jurisdictions where we operate; and finally, our Board of Directors for its shareholder-friendly and value-focused vision as we work together to realize the tremendous opportunity that NOVAGOLD represents for all of us.

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Three months ended May 31, 2017 $	Three months ended May 31, 2016 $	Six months ended May 31, 2017 $	Six months ended May 31, 2016 $
General and administrative expense (1)	4,786	4,569	11,517	11,902
Share of losses – Donlin Gold	2,547	2,502	4,629	4,505
Share of losses – Galore Creek	225	320	375	514
Total operating expenses	7,558	7,391	16,521	16,921

Loss from operations	(7,558)	(7,391)	(16,521)	(16,921)
Other income (expense)	(806)	(1,730)	(1,933)	(2,115)

Loss for the period	(8,462)	(9,138)	(18,605)	(19,115)
Loss per share, basic and diluted	(0.03)	(0.03)	(0.06)	(0.06)

			At	At
			May 31, 2017 $	Nov 30, 2016 $
Cash and term deposits			93,523	105,274
Total assets			395,404	408,261
Total liabilities			109,393	107,998

(1) Includes share-based compensation expense of $2,049 and $1,869 in the second quarter of 2017 and 2016, respectively, and $5,974 and $6,577 in the first six months of 2017 and 2016, respectively.

Loss from operations in the second quarter increased from $7.4 million in 2016 to $7.6 million in 2017 and decreased for the first six months from $16.9 million in 2016 to $16.5 million in 2017. General and administrative expenses were higher in the second quarter of 2017 due to higher share-based compensation costs for stock options compared to the prior year quarter. The year-to-date decrease in loss from operations is primarily due to the timing of share-based compensation costs for stock options compared to the prior year.

Net loss in the second quarter decreased from $9.1 million ($0.03 per share) in 2016 to $8.5 million ($0.03 per share) in 2017 and decreased for the first six months from $19.1 million ($0.06 per share) in 2016 to $18.6 million ($0.06 per share) in 2017. Net loss decreased for the first three and six months due to lower operating costs and a favorable $1.0 million net change in foreign exchange gains and losses, partially offset by higher interest expense on the promissory note payable to Barrick.

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Liquidity and Capital Resources

Cash, cash equivalents and term deposits decreased by $4.7 million and $11.8 million in the second quarter and first six months of 2017, respectively. Cash used to fund Donlin Gold and Galore Creek in the second quarter and first six months was consistent with the prior year quarter, $3.1 million in cash was provided from a reduction in term deposits. The decrease in cash for the first six months was primarily due to lower withholding taxes paid on vested performance share units. The Company elected to deliver full shares to executives in the first quarter of 2017 to reduce the use of cash. No cash was used in financing activities in the first six months of 2017 or 2016. The term deposits are denominated in U.S. dollars and held at Canadian chartered banks.

2017 Outlook

For the full year, we now to expect to spend approximately $27 million, including $11 million for general and administrative costs, $14 million to fund our share of expenditures at the Donlin Gold project, and $2 million at the Galore Creek project.

NOVAGOLD will continue to focus on five primary goals in 2017: advance the Donlin Gold project toward a construction/ production decision; maintain strong relationships with all stakeholders; continue to enhance the value of the Galore Creek project and monetize if warranted; safeguard our treasury; and promote a strong safety culture.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on June 27, 2017 at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Webcast:	www.novagold.com/investors/events/
North American callers:	1-855-475-2134
International callers:	1-661-378-9964
Conference ID:	36180234

The webcast will be archived on NOVAGOLD’s website for one year. To request a transcript of the call, please send us an email to info@novagold.com.

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the permitting and development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the measured and indicated resource categories, inclusive of proven and probable reserves (541 million tonnes at an average grade of approximately 2.2 grams per tonne), Donlin Gold is regarded to be one of the largest, highest grade, and most prospective known gold deposits in the world. According to the Second Updated Feasibility Study (as defined below), once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers only three kilometers of an approximately eight-kilometer long gold-bearing trend. Current activities at Donlin Gold are focused on permitting, optimization studies, community outreach and workforce development in preparation for the construction and operation of this top tier asset. NOVAGOLD also owns 50% of the Galore Creek copper-gold-silver project located in northern British Columbia. According to the 2011 Pre-Feasibility Study (as defined below), once in production, Galore Creek is expected to be the largest copper mine in Canada, a tier-one mining jurisdiction. NOVAGOLD anticipates selling all or a portion of its interest in Galore Creek and would apply the proceeds toward the development of Donlin Gold. With a strong balance sheet, NOVAGOLD is well positioned to stay the course and take Donlin Gold through permitting.

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Scientific and Technical Information

Scientific and technical information contained herein with respect to Donlin Gold is derived from the “Donlin Creek Gold Project Alaska, USA NI 43-101 Technical Report on Second Updated Feasibility Study” compiled by AMEC with an effective date of November 18, 2011, as amended January 20, 2012 (the “Second Updated Feasibility Study”). Kirk Hanson, P.E., Technical Director, Open Pit Mining, North America, (AMEC, Reno), and Gordon Seibel, R.M. SME, Principal Geologist, (AMEC, Reno) are the Qualified Persons responsible for the preparation of the independent technical report, each of whom are independent “qualified persons” as defined by NI 43-101.

Certain scientific and technical information contained herein with respect to Galore Creek is derived from the technical report entitled "Galore Creek Project British Columbia NI 43-101 Technical Report on Pre-Feasibility Study" dated effective July 27, 2011 (the "2011 Pre-Feasibility Study"). The Qualified Persons responsible for the preparation of the independent technical report are Greg Kulla, P. Geo., Principal Geologist (AMEC Americas Limited), and Jay Melnyk, P. Eng. (AMEC Americas Limited), each of whom are independent "qualified persons" as defined by NI 43-101.

Clifford Krall, P.E., who is the Mine Engineering Manager for NOVAGOLD and a “qualified person” under NI 43-101, has approved the scientific and technical information related to the Donlin Gold and Galore Creek projects contained in this press release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

Erin O’Toole
Senior Stakeholder Relations Specialist

604-669-6227 or 1-866-669-6227

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein including, without limitation, the timing of permitting and potential development of Donlin Gold, statements relating to NOVAGOLD’s future operating and financial performance, outlook, and the potential sale of all or part of NOVAGOLD’s interest in Galore Creek are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, or “should” occur or be achieved. These forward-looking statements may include statements regarding the 2017 outlook; exploration potential of Donlin Gold; perceived merit of properties; anticipated timing and content of an updated feasibility study; anticipated permitting timeframes; exploration results and budgets; mineral reserve and resource estimates; work programs; capital expenditures; timelines; strategic plans; completion of transactions; market prices for precious and base metals; or other statements that are not statements of fact. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from NOVAGOLD’s expectations include the uncertainties involving the need to obtain permits and governmental approvals; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; uncertainties involved in the interpretation of drilling results and geological tests and the estimation of reserves and resources; the need for continued cooperation with Barrick Gold Corporation and Teck Resources Limited for the continued exploration and development of the Donlin Gold and Galore Creek properties, respectively; the need for cooperation of government agencies and native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; and other risk and uncertainties disclosed in NOVAGOLD’s Annual Report filed on Form 10-K for the year-ended November 30, 2016 with the United States Securities and Exchange Commission, Canadian securities regulators, and in other NOVAGOLD reports and documents filed with applicable securities regulatory authorities from time to time. NOVAGOLD’s forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

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Cautionary Note to United States Investors

This press release has been prepared in accordance with the requirements of the securities laws in effect in Canada, which differ from the requirements of U.S. securities laws. Unless otherwise indicated, all resource and reserve estimates included in this press release have been prepared in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”) and the Canadian Institute of Mining, Metallurgy and Petroleum (CIM)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Canadian standards, including NI 43-101, differ significantly from the requirements of the United States Securities and Exchange Commission (SEC), and resource and reserve information contained herein may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term "resource” does not equate to the term "reserves”. Under U.S. standards, mineralization may not be classified as a "reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC's disclosure standards normally do not permit the inclusion of information concerning "measured mineral resources”, "indicated mineral resources” or "inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute "reserves” by U.S. standards in documents filed with the SEC. Investors are cautioned not to assume that all or any part of “measured” or “indicated resources” will ever be converted into “reserves”. Investors should also understand that "inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of the “inferred resources” will ever be upgraded to “indicated resource”, “measured resource”, or “mineral reserve” status. Under Canadian rules, estimated "inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an "inferred mineral resource” exists or is economically or legally mineable. Disclosure of "contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute "reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of "reserves” are also not the same as those of the SEC, and reserves reported by NOVAGOLD in compliance with NI 43-101 may not qualify as "reserves” under SEC standards. Neither Donlin Gold nor Galore Creek have known reserves, as defined under SEC Industry Guide 7. Accordingly, information concerning mineral deposits set forth herein may not be comparable with information made public by companies that report in accordance with U.S. standards.

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